LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 FINANCIAL RESULTS

•	Fourth Quarter GMV of $145.0 million-- Revenue of $61.4 million -- GAAP Net Loss of $(13.9) million

•	Fourth Quarter Non-GAAP Adjusted EBITDA of $(7.6) million

•	Fiscal Year GMV of $629.3 million -- Revenue of $270.0 million -- Net GAAP Loss of $(39.2) million

•	Fiscal Year Non-GAAP Adjusted EBITDA of $(21.6) million

•	GovDeals and Retail Supply Chain Group segments each drive double-digit year over year GMV growth in FY-17

•	Company in deployment phase of new e-commerce rollout; rollout of all major marketplaces expected to be completed by early Fiscal Year 2019

Bethesda, MD - December 5, 2017 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the fourth quarter and fiscal year ended September 30, 2017. The company's Q4-17 performance reflected strong results in its GovDeals and Retail Supply Chain Group (RSCG) segments partially offset by lower than expected results in its Capital Assets Group (CAG) segment, which experienced lower than expected volume and sales activity due to delayed plant closings in our industrial verticals and the impact of Hurricane Harvey on our energy vertical. GMV in our DoD contracts was in line with expectations but declined 22% from the prior year period due to lower volumes and a less favorable mix of property received. Our results were also impacted by the transition to the new DOD contracts terms, business realignment charges, and continued investment in our LiquidityOne e-commerce platform.

"Although our Q4-17 and FY17 consolidated results were mixed, we are pleased with the performance of our state and local government marketplace (GovDeals segment), which reported year over year GMV growth of 15.8% in Q4-17 and 17.5% in FY17, and with the resumption of organic growth in our retail supply chain marketplace (RSCG segment) which reported year over year GMV growth of 18.4% in Q4-17 and 11.0% in FY17. Overall, during FY17 we signed approximately 3,000 new commercial and government (state and local) sellers and added approximately 185,000 new registered buyers to our marketplaces. Our capital assets business (CAG segment) experienced headwinds in Q4-17, primarily related to seller project delays across all verticals, as well as in our energy vertical due to Hurricane Harvey. Our DoD Surplus and Scrap contracts results continue to be hampered by lower volumes and declining value of assets received compared to historical trends, which continues to drive down margins," said Bill Angrick, chairman and CEO of Liquidity Services.

"Our strategy in FY18 and beyond remains focused on the long-term growth of our commercial and municipal government marketplaces on a global scale. Our growth initiatives are focused on building density in our target verticals by expanding relationships with leading sellers, buyers, and partners; expanding our flexible service offerings, including our full-service, self-service and retail returns management offerings; and enhancing our buyer experience through our LiquidityOne e-commerce platform. To support our future vision, we are completing the build out of new infrastructure and capabilities to support our sellers and buyers. We are also simplifying and streamlining our organization to drive efficiencies which should improve earnings results in FY18. During Q4-17, we consolidated leadership in the sales, marketing, operations and executive teams across the U.S. and Europe within our CAG segment. Streamlining of our technology, human resources, and corporate support functions has extended into Q1-18 and is consistent with our goal of driving increased productivity throughout our organization to benefit our sellers, buyers, and shareholders as we advance our vision of building the world's leading marketplace for surplus assets," continued Angrick.

Update on LiquidityOne
The company continues to advance its LiquidityOne transformation initiative and is excited by the early product related benefits of our new e-commerce platform which went live this past summer on our energy marketplace. The new LiquidityOne back-end system enables a real-time view of transaction activity and trends within the marketplace. We have begun to experience benefits from system improvements such as the company being able to quickly adapt marketing and operations activities to match current seller and buyer demands and improve lotting activity to drive maximum recovery value for sellers.  The results from such improvements, however, have been muted by recent economic headwinds in the energy vertical. The mobile responsive design of the new platform enables users to seamlessly access account information, allows sellers to upload assets for sale, and enables buyers to search, bid and pay for assets on any device type. When this functionality is implemented across our entire network of marketplaces, the combined impact will create a distinct and powerful advantage that allows for a more efficient business as the company strengthens its processes, service offerings, and overall value to its sellers and buyers.

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The next phase in our transformation process is the launch of our commercial self-service marketplace AuctionDeals.com, on our new platform. This will support the expansion of our self-service model to small and middle market commercial companies in addition to our traditional focus on large Fortune 1000 organizations. Additionally, the AuctionDeals marketplace mirrors the technology of our GovDeals marketplace and its launch will support a logical transition of GovDeals onto our new platform during the second half of FY18. The remaining CAG marketplaces are expected to launch on our new platform this summer and our RSCG marketplace will launch by early FY19. Following the migration of our marketplaces onto our new e-commerce platform, the company anticipates an overall increase in productivity across its sales, marketing, and operations activities as well as increased participation from its sellers and buyers base driven by our enhanced services.

Lastly, the company anticipates it will launch a new consolidated marketplace by early FY19. This new marketplace will serve as a single marketplace to search, find and buy any asset from across our network of marketplaces. The power of a single, unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and will provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe.

Fourth Quarter Consolidated Operating and Earnings Results
The company reported Q4-17 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $145.0 million, down from $159.1 million in the prior year’s comparable period. Revenue for Q4-17 was $61.4 million, down from $78.5 million in the prior year’s comparable period. GAAP Net loss for Q4-17 was $(13.9) million, which resulted in a diluted loss per share of $(0.44) based on a weighted average of 31.5 million diluted shares outstanding, improved from $(53.8) million and $(1.75) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which excludes stock-based compensation, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these adjustments, was $(10.3) million or $(0.33) adjusted diluted loss per share, down from $(0.6) million and $(0.02) respectively, in the prior year’s comparable period.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, impairment and business realignment expenses, and acquisition costs, was $(7.6) million, a decrease from the prior year’s comparable period of $(0.7) million.

Q4-17 comparative consolidated financial results reflect increased cost of sales and lower margins under the new DoD Scrap and Surplus contracts, lower volume of goods received, lower margins, and declining service fee revenue under our DoD Surplus contract, and project delays affecting our industrial verticals as well as the impact of Hurricane Harvey on our energy vertical during the quarter. During the quarter, we also recorded business realignment charges related to: (1) a streamlining of the CAG segment including a severance agreement with the President and a reduction in force across a number of departments, including Sales, Marketing and Operations in both the US and in Europe; (2) severance charges related to our IronDirect business; and (3) charges related to the relocation of the corporate headquarters to Bethesda, MD from Washington, DC. Additionally, these results reflect an inventory valuation reserve charge in our IronDirect business related to the liquidation of customer demo equipment that is no longer needed as the company focuses exclusively on the growth of its drop ship, e-commerce model.

Fiscal Year Consolidated Operating and Earnings Results
The company reported FY17 GMV, an operating measure of the total sales value of all merchandise sold through its marketplaces during the given period, of $629.3 million, down from $642.1 million in the prior year’s comparable period. Revenue for FY17 was $270.0 million, down from $316.5 million in the prior year’s comparable period. GAAP Net loss for FY17 was $(39.2) million, which resulted in a diluted loss per share of $(1.25) based on a weighted average of 31.4 million diluted shares outstanding, improved from $(59.9) million and $(1.96) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss was $(30.7) million or $(0.98) adjusted diluted loss per share, down from $(0.6) million and $(0.02) respectively, in the prior year’s comparable period. We exited FY17 in a strong financial position with $94.3 million in cash and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, impairment and business realignment expenses, and acquisition costs, was $(21.6) million, a decrease from the prior year’s comparable period of $3.7 million.

Fourth Quarter and Fiscal Year Segment Operating and Earnings Results
We are providing operating results in three reportable segments: GovDeals, Capital Assets Group (CAG), and Retail Supply Chain Group (RSCG). These three segments constitute approximately 99% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various transaction models as well as a suite of services, and our revenues vary depending upon the transaction models employed and the level of service selected by sellers.

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Our Q4 and FY17 segment results are as follows (unaudited, in thousands):

	Three Months Ended September 30		Twelve Months Ended September 30
	2017	2016	2017	2016
GovDeals:
GMV	$70.1	$60.5	$266.0	$226.5
Revenue	$7.0	$5.7	$26.9	$22.8
Gross Profit	$6.5	$5.4	$25.2	$21.4

CAG:
GMV	$44.6	$71.1	$242.3	$296.2
Revenue	$31.2	$45.1	$145.1	$191.8
Gross Profit	$15.0	$24.2	$71.9	$109.4

RSCG:
GMV	$30.2	$25.5	$116.3	$104.7
Revenue	$23.0	$26.4	$95.0	$94.2
Gross Profit	$7.5	$7.7	$30.1	$29.9

Corporate & Other*:
GMV	$0.1	$2.0	$4.7	$14.7
Revenue	$0.2	$1.3	$3.0	$7.7
Gross Profit	$(1.2)	$0.5	$(2.7)	$1.4

Total GMV	$145.0	$159.1	$629.3	$642.1
Total Revenue	$61.4	$78.5	$270.0	$316.5
Total Gross Profit	$27.8	$37.8	$124.5	$162.1

* Corporate & Other primarily consists of the Company's TruckCenter and IronDirect operating segments that are not individually significant, as well as elimination adjustments.

Additional Fourth Quarter and Fiscal Year 2017 Operational Results

•
Registered Buyers — At the end of FY17, registered buyers totaled approximately 3,171,000 representing an approximately 6% increase over the approximately 2,986,000 registered buyers at the end of FY16.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 2,290,000 in FY17, an approximately 5% decrease from the approximately 2,417,000 auction participants in FY16.

•	Completed Transactions — Completed transactions decreased to approximately 530,000, an approximately 8% decrease for FY17 from the approximately 574,000 completed transactions in FY16.

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Business Outlook
Our near-term outlook remains cautious, but we expect to realize improvements across the business over the course of FY18. In Q1-18, we expect to benefit from continued growth in our RSCG and GovDeals segments due to anticipated higher sales activity and greater adoption of our existing and new value-added services. We also expect to see improvements in our energy and industrial verticals, following realignment efforts within the CAG segment during Q4-17 and continued investments in sales and marketing, partially offset by the lingering effects of Hurricane Harvey. We also anticipate that the overall business will benefit from enhanced service offerings and the impact of completed and ongoing realignment efforts across all major areas within the business. Our expenses related to the LiquidityOne transformation, including the deployment of our e-commerce platform and implementation of the ERP and back-end systems, will remain elevated throughout the remainder of FY18 and continue into FY19.

The following forward-looking statements reflect the following trends and assumptions for Q1-FY18:

(i)
continued elevated spending under our LiquidityOne transformation initiative as we launch AuctionDeals onto our new platform and prepare our remaining marketplaces for migration over the remainder of the fiscal year;

(ii)	ongoing restructuring and business realignment charges related to streamlining of our organizational processes;

(iii)	lower volume of goods received, lower margins, and declining service fee revenue under our current DoD Surplus contract compared to the prior year;

(iv)	continued strength in our GovDeals segment and steady year-over-year growth;

(v)	growth from adoption of our existing and new services in our RSCG segment;

(vi)
year-over-year declines in our CAG segment as a result of the lingering impact of Hurricane Harvey and uncertainty on the timing of large sales in our industrial vertical; however, we do expect sequential growth in our energy and industrial verticals compared to Q4-FY17; and

(vii)	continued variability in commodities pricing, volumes of goods received, and mix of commodities under the DoD Scrap contract.

For Q1-18 our guidance is as follows:

GMV - We expect GMV for Q1-18 to range from $140 million to $160 million.

GAAP Net Loss - We expect GAAP Net Loss for Q1-18 to range from $(11.5) million to $(8.5) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q1-18 to range from $(0.37) to $(0.27).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q1-18 to range from $(8.0) million to $(5.0) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q1-18 to range from $(0.34) to $(0.25). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter of 31.5 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, and business realignment expense.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(13,924)	$(53,755)	$(39,187)	$(59,926)
Interest and other (income) expense, net	(71)	(975)	(362)	(1,217)
(Benefit) Provision for income taxes	(542)	29,463	(451)	27,025
Depreciation and amortization	1,568	1,554	5,796	6,502
EBITDA from continuing operations	$(12,969)	$(23,713)	$(34,204)	$(27,616)

Stock compensation expense	1,915	4,019	7,377	12,247
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	(19)	18,998	1,009	19,037
Business realignment expense*	3,459	—	4,223	—

Adjusted EBITDA from continuing operations	$(7,614)	$(696)	$(21,595)	$3,668

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net loss is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these non-GAAP adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q4-17 and FY-17 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 32.6% compared to 24.7% used for the Q4-16 results. The 32.6% tax rate excludes the impact of the charge to our U.S. valuation allowance to provide a better comparison to the Q4-16 results.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(13,924)	$(53,755)	$(39,187)	$(59,926)
Stock compensation expense	1,915	4,019	7,377	12,247
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	(19)	18,998	1,009	19,037
Valuation allowance	—	35,786	—	35,786
Business realignment expenses*	3,459	—	4,223	—
Adjustment for benefit for income taxes	(1,746)	(5,686)	(4,111)	(7,727)

Adjusted net loss	$(10,315)	$(638)	$(30,689)	$(583)

Adjusted basic loss per common share	$(0.33)	$(0.02)	$(0.98)	$(0.02)

Adjusted diluted loss per common share	$(0.33)	$(0.02)	$(0.98)	$(0.02)

Basic weighted average shares outstanding	31,503,349	30,740,977	31,402,921	30,638,163

Diluted weighted average shares outstanding	31,503,349	30,740,977	31,402,921	30,638,163
*Business realignment expenses, which are excluded from Adjusted EBITDA and Adjusted Net Loss, are included in Other operating expenses on the Statement of Operations.  In the Statements of Operations, the Other operating expenses line item also includes income and expense related to the changes in fair value of financial assets.

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Conference Call
The Company will host a conference call to discuss the fourth quarter and fiscal year 2017 results at 5:00 p.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 9288318. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until December 5, 2018 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until December 12, 2017 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 9288318. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform and the timing thereof; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the ERP rollout; the pricing for services, and the pricing, supply, and mix of inventory under the DoD Scrap Contract and Surplus Contract; expected future commodity prices; expected future effective tax rates; expected improvements in energy and industrial verticals; and trends and assumptions about future periods, including the first quarter FY-18. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following Hurricane Harvey; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform as well as ongoing realignment efforts; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 10,000 sellers worldwide. With nearly $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$94,348	$134,513
Accounts receivable, net of allowance for doubtful accounts of $668 and $718 in 2017 and 2016, respectively	11,598	10,355
Inventory	20,736	27,610
Tax refund receivable	357	1,205
Prepaid taxes	2,109	2,166
Prepaid expenses and other current assets	9,774	9,063
Total current assets	138,922	184,912
Property and equipment, net	16,793	14,376
Intangible assets, net	427	2,650
Goodwill	45,388	45,134
Net deferred long-term tax assets	962	1,021
Other assets	12,737	12,016

Total assets	$215,229	$260,109
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$13,099	$9,732
Accrued expenses and other current liabilities	30,193	45,133
Distributions payable	3,081	1,722
Payables to sellers	24,383	28,901
Total current liabilities	70,756	85,488
Deferred taxes and other long-term liabilities	11,837	12,010
Total liabilities	82,593	97,498
Commitments and contingencies (Notes 7 and 15)		—
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,503,349 shares issued and outstanding at September 30, 2017; 30,742,662 shares issued and outstanding at September 30, 2016	29	29
Additional paid-in capital	227,264	220,192
Accumulated other comprehensive loss	(6,431)	(8,571)
Retained earnings (accumulated deficit)	(88,226)	(49,039)
Total stockholders' equity	132,636	162,611
Total liabilities and stockholders' equity	$215,229	$260,109

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Year Ended September 30,
	2017	2016	2015
Revenue	$188,570	$233,828	$315,668
Fee revenue	81,445	82,626	81,457
Total revenue from operations	270,015	316,454	397,125
Costs and expenses from operations:
Cost of goods sold	126,227	143,127	166,009
Seller distributions	19,298	11,214	28,093
Technology and operations	82,988	93,405	99,550
Sales and marketing	35,211	37,570	41,465
General and administrative	35,835	39,717	41,338
Depreciation and amortization	5,796	6,502	9,235
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	1,009	19,037	147,414
Business disposition loss	—	—	7,963
Other operating expenses	3,651	—	273
Total costs and expenses	310,015	350,572	541,340
Loss from operations	(40,000)	(34,118)	(144,215)
Interest (income) expense and other expense, net	(362)	(1,217)	171
Loss before provision for income taxes	(39,638)	(32,901)	(144,386)
(Benefit) provision for income taxes	(451)	27,025	(39,571)
Net loss	$(39,187)	$(59,926)	$(104,815)
Basic and diluted loss per common share	$(1.25)	$(1.96)	$(3.50)
Basic and diluted weighted average shares outstanding	31,402,921	30,638,163	29,987,985

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Year Ended September 30,
	2017	2016	2015
Operating activities
Net loss	$(39,187)	$(59,926)	$(104,815)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,796	6,502	9,235
Business disposition loss	—	—	7,963
Gain on reversal of earnout liability	(954)	—	—
Stock compensation expense	7,377	12,247	12,405
Provision (benefit) for inventory allowance	10,381	2,676	(575)
Provision for doubtful accounts	357	247	1,109
Deferred tax (benefit) expense	(620)	26,177	(6,282)
Impairment of goodwill and long-lived assets	1,963	18,998	147,414
Change in fair value of financial instruments	(573)	—	—
Incremental tax loss from exercise of common stock options and restricted stock	1,198	229	38
Changes in operating assets and liabilities:
Accounts receivable	(1,611)	(4,408)	12,651
Inventory	(3,507)	(4,776)	43,101
Prepaid and deferred taxes	730	27,057	(38,545)
Prepaid expenses and other assets	(1,024)	(160)	(1,499)
Accounts payable	3,192	232	(4,534)
Accrued expenses and other current liabilities	(14,882)	17,151	(18,895)
Distributions payable	1,359	(790)	(2,228)
Payables to sellers	(4,519)	(901)	(11,742)
Other liabilities	2,871	5,283	(1,310)
Net cash (used) provided by operating activities	(31,653)	45,838	43,491
Investing activities
Cash paid in divestiture	—	—	(2,372)
Increase in intangibles	(119)	(62)	(137)
Purchases of property and equipment, including capitalized software	(7,805)	(6,090)	(7,312)
Net cash used in investing activities	(7,924)	(6,152)	(9,821)
Financing activities
Proceeds from exercise of common stock options (net of tax)	92	9	106
Incremental tax loss from exercise of common stock options and restricted stock	(1,198)	(229)	(38)
Net cash (used in) provided by financing activities	(1,106)	(220)	68
Effect of exchange rate differences on cash and cash equivalents	518	(418)	(871)
Net (decrease) increase in cash and cash equivalents	(40,165)	39,048	32,867
Cash and cash equivalents at beginning of year	134,513	95,465	62,598
Cash and cash equivalents at end of year	$94,348	$134,513	$95,465
Supplemental disclosure of cash flow information
Cash received (paid) for income taxes	$793	$33,966	$(5,678)